Exhibit 99.1

Item 6:	Selected Financial Data

The following table sets forth our selected financial information on a historical basis and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements and Notes thereto included elsewhere in this Current Report on Form 8-K. Certain amounts have been reclassified to conform to the current presentation of discontinued operations. The balance sheet for the periods ending December 31, 2007 through 2011 and operating data for each of the periods presented were derived from our audited financial statements.

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Selected Financial Data

(in thousands, except per share, number of properties, and percentage leased information)

	Year Ended December 31,
	2011	2010	2009	2008	2007
Operating Data
Total Revenues	$34,114	$30,384	$28,652	$27,179	$26,156
Expenses
Property Expense (1)	4,470	3,693	3,745	3,812	3,685
General and Administrative	5,662	5,003	4,559	4,361	4,462
Interest	3,957	3,461	3,310	3,785	3,436
Depreciation and amortization	5,935	4,851	4,523	4,228	3,889
Impairment charge	1,350	6,160	—	—	—

Total Expenses	21,374	23,168	16,137	16,186	15,472

Gain on extinguishment of debt	2,360	-	-	-	-

Other Income (2)	-	-	-	-	1,044

Income From Continuing Operations	15,100	7,216	12,515	10,993	11,728

Gain on Sale of Asset From Discontinued Operations	110	4,738	—	—	—
Income From Discontinued Operations	(5,321)	3,674	5,479	5,289	5,099

Net Income	9,889	15,628	17,994	16,282	16,827

Less Net Income Attributable to Non-Controlling Interest	338	561	950	1,265	1,345

Net Income Attributable to Agree Realty Corporation	$9,551	$15,067	$17,044	$15,017	$15,482

Number of Properties	87	81	73	68	64

Number of Square Feet	3,556	3,848	3,492	3,439	3,385

Percentage Leased	93%	99%	98%	99%	99%

Per Share Data – Diluted

Net Income (3)	$0.99	$1.64	$2.14	$1.95	$2.01
Weighted Average of Common Shares Outstanding – Diluted	9,681	9,191	7,966	7,719	7,716

Cash Dividends	$1.60	$2.04	$2.02	$2.00	$1.97

Balance Sheet Data
Real Estate (before accumulated depreciation)	$340,074	$338,221	$320,444	$311,343	$290,074
Total Assets	$293,944	$285,042	$261,789	$256,897	$239,348
Total Debt, including accrued interest	$120,032	$100,128	$104,814	$101,069	$82,889

(1)	Property expense includes real estate taxes, property maintenance, insurance, utilities and land lease expense.
(2)	Other income is composed of gain on land sales.
(3)	Net income per share has been computed by dividing the net income by the weighted average number of shares of common stock outstanding and the effect of dilutive securities outstanding.

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Item 7:	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Cautionary Note Regarding Forward-Looking Statements

This report contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and described our future plans, strategies and expectations, are generally identifiable by use of the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “may,” “will,” “seek,” “could,” “project,” or similar expressions. Forward-looking statements in this report include information about possible or assumed future events, including, among other things, discussion and analysis of our future financial condition, results of operations, our strategic plans and objectives, occupancy and leasing rates and trends, liquidity and ability to refinance our indebtedness as it matures, anticipated expenditures of capital, and other matters. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect actual results, performances or achievements. Factors which may cause actual results to differ materially from current expectations, include but are not limited to: the global and national economic conditions and changes in general economic, financial and real estate market conditions; changes in our business strategy; risks that our acquisition and development projects will fail to perform as expected; the potential need to fund improvements or other capital expenditures out of operating cash flow; financing risks, such as the inability to obtain debt or equity financing on favorable terms or at all; the level and volatility of interest rates; our ability to re-lease space as leases expire; loss or bankruptcy of one or more of our major retail tenants; a failure of our properties to generate additional income to offset increases in operating expenses; our ability to maintain our qualification as real estate investment trust (“REIT”) for federal income tax purposes and the limitations imposed on our business by our status as a REIT; and other factors discussed in Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011 and elsewhere in this report and in subsequent filings with the Securities and Exchange Commission. We caution you that any such statements are based on currently available operational, financial and competitive information, and that you should not place undue reliance on these forward-looking statements, which reflect our management’s opinion only as of the date on which they were made. Except as required by law, we disclaim any obligation to review or update these forward–looking statements to reflect events or circumstances as they occur.

Overview

We were established to continue to operate and expand the retail property business of our predecessor. We commenced our operations in April 1994. Our assets are held by and all operations are conducted through, directly or indirectly, the Operating Partnership, of which we are the sole general partner and held a 96.59% interest as of December 31, 2011. We are operating so as to qualify as a REIT for federal income tax purposes.

The following should be read in conjunction with the Consolidated Financial Statements of Agree Realty Corporation, including the respective notes thereto, which are included elsewhere in this Current Report on Form 8-K. Capitalized terms used herein and not defined are as defined in the Annual Report on Form 10-K for the year ended December 31, 2011.

Recent Accounting Pronouncements

Effective January 1, 2012, a new accounting standard modifies the options for presentation of other comprehensive income. The new standard will require us to present comprehensive income in either a single continuous statement or two separate but consecutive statements. This guidance does not change the items that must be reported in other comprehensive income. We expect the adoption will impact our financial statement disclosures.

Effective January 1, 2012, guidance on how to measure fair value and on what disclosures to provide about fair value measurements will be converged with international standards. The adoption will require additional disclosures regarding fair value measurement, however, we do not expect the adoption will have a material effect on our financial statements.

Critical Accounting Policies

Critical accounting policies are those that are both significant to the overall presentation of our financial condition and results of operations and require management to make difficult, complex or subjective judgments. For example, significant estimates and assumptions have been made with respect to revenue recognition, capitalization of costs related to real estate investments, potential impairment of real estate investments, operating cost reimbursements, and taxable income.

Minimum rental income attributable to leases is recorded when due from tenants. Certain leases provide for additional percentage rents based on tenants’ sales volumes. These percentage rents are recognized when determinable by us. In addition, leases for certain tenants contain rent escalations and/or free rent during the first several months of the lease term; however, such amounts are not material.

Real estate assets are stated at cost less accumulated depreciation. All costs related to planning, development and construction of buildings prior to the date they become operational, including interest and real estate taxes during the construction period, are capitalized for financial reporting purposes and recorded as property under development until construction has been completed. The viability of all projects under construction or development are regularly evaluated under applicable accounting requirements, including requirements relating to abandonment of assets or changes in use. To the extent a project, or individual components of the project, are no longer considered to have value, the related capitalized costs are charged against operations. Subsequent to completion of construction, expenditures for property maintenance are charged to operations as incurred, while significant renovations are capitalized. Depreciation of the buildings is recorded on the straight-line method using an estimated useful life of forty years.

We evaluate real estate for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets. When any such impairment exists, the related assets will be written down to fair value and such excess carrying value is charged to income. The expected cash flows of a project are dependent on estimates and other factors subject to change, including (1) changes in the national, regional, and/or local economic climates, (2) competition from other shopping centers, stores, clubs, mailings, and the internet, (3) increases in operating costs, (4) bankruptcy and/or other changes in the condition of third parties, including tenants, (5) expected holding period, and (6) availability of credit. These factors could cause our expected future cash flows from a project to change, and, as a result, an impairment could be considered to have occurred. During 2011 and 2010 we recorded impairment charges of $13.5 million and $8.14 million, respectively, related to the carrying value of our real estate assets.

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Substantially all of our leases contain provisions requiring tenants to pay as additional rent a proportionate share of operating expenses (“operating cost reimbursements”) such as real estate taxes, repairs and maintenance, insurance, etc. The related revenue from tenant billings is recognized in the same period the expense is recorded.

We have elected to be taxed as a REIT under the Internal Revenue Code since our 1994 tax year. As a result, we are not subject to federal income taxes to the extent that we distribute annually at least 90% of our REIT taxable income to our stockholders and satisfy certain other requirements defined in the Internal Revenue Code.

We established TRS entities pursuant to the provisions of the REIT Modernization Act. Our TRS entities are able to engage in activities resulting in income that previously would have been disqualified from being eligible REIT income under the federal income tax regulations. As a result, certain activities of our Company which occur within our TRS entities are subject to federal and state income taxes. As of December 31, 2011 and 2010, we had accrued a deferred income tax amount of $705,000. In addition, we have recorded an income tax liability of $128,000 and $17,000 as of December 31, 2011 and 2010 respectively.

Results of Operations

Comparison of Year Ended December 31, 2011 to Year Ended December 31, 2010

Minimum rental income increased $3,450,000, or 13%, to $30,626,000 in 2011, compared to $27,176,000 in 2010. Rental income increased $3,137,000 due to the acquisition of 10 properties in 2011 along with the full year impact of nine properties acquired in 2010. The increase was also the result of the development of a Walgreens drug store in Ann Arbor, Michigan in September 2010, the development of a Walgreens drug store located in Atlantic Beach, Florida in October 2010, the development of a Walgreens drug store in St Augustine Shores, Florida in November 2010 along with the redevelopment of Dick’s Sporting Goods in Boynton Beach, Florida in October 2010. Our revenue increases from these developments amounted to $1,724,000. Rental revenue decreased $1,335,000 due to the closure of Borders stores due to the bankruptcy liquidation. In addition, rental income decreased $76,000 as a result of other rental income adjustments.

Percentage rents were $34,000 in 2011 and 2010.

Operating cost reimbursements decreased $78,000, or 3%, to $2,408,000 in 2011, compared to $2,486,000 in 2010.

We earned development fee income of $895,000 in 2011 related to a project we have completed in Berkeley, California. We recognized $590,000 of development fee income in 2010 related to a project that we completed in Oakland, California. We do not have any additional anticipated development fee projects.

Other income increased $52,000 to $150,000 in 2011, compared to $98,000 in 2010 due primarily to non-recurring fee income.

Real estate taxes increased $459,000, or 25%, to $2,331,000 in 2011 compared to $1,872,000 in 2010. An increase of $178,000 was the result of the acquisition of additional properties, an increase of $202,000 related to real estate taxes on former Borders properties that were formerly paid directly by Borders and an increase of $79,000 for increased assessments.

Property operating expenses (shopping center maintenance, snow removal, insurance and utilities) increased $75,000, or 6%, to $1,419,000 in 2011 compared to $1,344,000 in 2010. The increase was the result of an increase in utility costs of $73,000 including utilities for vacant space, an increase in insurance costs of $27,000, offset by decreases in shopping center maintenance expenses of ($9,000) and snow removal costs of ($16,000) in 2011 versus 2010.

Land lease payments increased $244,000, or 51%, to $721,000 in 2011 compared to $477,000 for 2010. The increase is the result of underlying land leases for our properties in Ann Arbor, Michigan and Tallahassee, Florida.

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General and administrative expenses increased $659,000, or 13%, to $5,662,000 in 2011 compared to $5,003,000 in 2010. The increase in general and administrative expenses was primarily the result of increased employee costs of $370,000, increased income tax expenses in our TRS entities of $141,000, increased professional fees of $106,000 and an increase in other costs of $42,000. General and administrative expenses as a percentage of total rental income (minimum and percentage rents) increased to 16.4% for 2011 from 14.0% in 2010 without the impact of the deferred revenue recognition.

Depreciation and amortization increased $1,084,000, or 22%, to $5,935,000 in 2011 compared to $4,851,000 in 2010. The increase was the result the acquisition of 10 properties in 2011, the development of four properties in 2010 and the acquisition of nine properties in 2010.

We incurred an impairment charge of $1,350,000 in 2011 for our continuing operations as a result of writing down the carrying value of our real estate assets to fair value for properties formerly leased to Borders which were closed as part of the Borders bankruptcy liquidation. We incurred an impairment charge of $6,160,000 in 2010 for our continuing operations as a result of writing down the carrying value of our real estate assets to fair value for three properties that Borders had indicated they would close as part of their initial bankruptcy restructuring plan.

Interest expense increased $496,000, or 14%, to $3,957,000 in 2011, from $3,461,000 in 2010. The increase in interest expense is a result of higher levels of borrowings for the acquisition of additional properties during 2011 and the impact of the new credit facility.

We recognized a gain on extinguishment of debt of $2,360,000 related to the mortgage debt on the former Borders property located in Lawrence, Kansas, that was released in 2011.

We recognized a gain of $110,000 on the disposition of properties in 2011. We sold three properties, conveyed the former Borders corporate headquarters to the lender, and terminated the ground lease on a property during 2011 and conveyed a portion of the property to the ground lessor. The properties were located in Tulsa, Oklahoma (2), Norman, Oklahoma and Ann Arbor, Michigan (2). We recognized a gain on sale of assets of $4,738,000 that pertains to the sale of three properties during 2010. The properties we disposed were located in Santa Barbara, California, Marion Oaks, Florida and Aventura, Florida.

Loss from discontinued operations was $5,321,000 in 2011 compared to income from discontinued operations of $3,674,000 in 2010. The loss from discontinued operations in 2011 was a result of impairment charges of $12,150,000, offset by $5,697,000 due to the recognition of deferred revenue. There were impairment charges of $1,980,000 in 2010. We sold two properties in January 2011, sold one property in December 2011, conveyed the former Borders corporate headquarters to the lender in December 2011, and terminated the ground lease on a property in December 2011 and conveyed a portion of the property to the ground lessor. In 2010, we sold one property in March 2010, one property in October 2010, and one property in October 2010. During the six months ended June 30, 2012, we sold three non-core properties, a vacant office building in March 2012, a vacant single tenant property in May 2012 and a Kmart anchored shopping center in June 2012. In addition, we conveyed four properties to the lender in March 2012. The results of these properties disposed of in 2012 have been reclassified and reported as discontinued operations for the years ended December 31, 2011 and 2010.

Our net income decreased $5,738,000, or 37%, to $9,889,000 in 2011, from $15,627,000 in 2010 as a result of the foregoing factors.

Comparison of Year Ended December 31, 2010 to Year Ended December 31, 2009

Minimum rental income increased $1,487,000, or 6%, to $27,176,000 in 2010, compared to $25,689,000 in 2009. The increase was the result of the development of a Walgreens drug store in Ann Arbor, Michigan in September 2010, the development of a Walgreens drug store located in Atlantic Beach, Florida in October 2010, the development of a Walgreens drug store in St Augustine Shores, Florida in November 2010, the development of a Walgreens drug store in Brighton, Michigan in February 2009, the development of a Walgreens drug store in Port St. John, Florida in June 2009, the development of a Walgreens drug store in Lowell, Michigan in September 2009 and the development of a Chase bank branch land lease in Southfield, Michigan in October 2009. Our revenue increases from these developments amounted to $787,000. In addition, rental income increased $702,000 as a result of the nine property acquisitions that were completed during 2010 and a decrease of $2,000 from other rental income adjustments.

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Percentage rents increased from $15,000 in 2009 to $35,000 in 2010.

Operating cost reimbursements decreased $21,000, or 1%, to $2,486,000 in 2010, compared to $2,507,000 in 2009. Operating cost reimbursements decreased due to the net decrease in property operating expenses as explained below.

We earned development fee income of $590,000 in 2010 related to a project we have completed in Oakland, California. We recognized $410,000 of development fee income in 2009 related to the Oakland, California project.

Other income increased $68,000 to $98,000 in 2010, compared to $30,000 in 2009.

Real estate taxes decreased $19,000, or 1%, to $1,872,000 in 2010 compared to $1,891,000 in 2009. The decrease is the result of the capitalization of $50,000 of real estate taxes related to the Dick’s Sporting Goods re-development and $31,000 of general assessment increases on the properties.

Property operating expenses (shopping center maintenance, snow removal, insurance and utilities) decreased $123,000, or 8%, to $1,344,000 in 2010 compared to $1,467,000 in 2009. The decrease was the result of an increase in shopping center maintenance expenses of $36,000; decreased snow removal costs of ($118,000); decreased utility costs of ($15,000); and decreased insurance costs of ($26,000) in 2010 versus 2009.

Land lease payments increased $90,000, or 23%, to $477,000 in 2010 compared to $387,000 for 2009. The increase is the result of our leasing of land for our Shelby Township, Michigan development.

General and administrative expenses increased $444,000, or 10%, to $5,003,000 in 2010 compared to $4,559,000 in 2009. The increase in general and administrative expenses was primarily the result of increased employee costs of $288,000, increased income tax expenses in our TRS entities of $32,000, increased professional fees of $57,000 and an increase in other costs of $67,000. General and administrative expenses as a percentage of total rental income (minimum and percentage rents) increased to 14.0% for 2010 from 13.3% in 2009.

Depreciation and amortization increased $328,000, or 7%, to $4,851,000 in 2010 compared to $4,523,000 in 2009. The increase was the result the development of five properties in 2009, the development of four properties in 2010 and the acquisition of nine properties in 2010.

We incurred an impairment charge of $6,160,000 in 2010 as a result of writing down the carrying value of our real estate assets to fair value for three properties leased to Borders and that Borders has indicated they plan to close as part of their bankruptcy restructuring plan. There was no impairment charge in 2009.

Interest expense increased $151,000, or 5%, to $3,461,000 in 2010, from $3,310,000 in 2009. The increase in interest expense resulted from the development and acquisition of additional properties during 2010.

We recognized a gain on sale of assets of $4,738,000 in 2010. The gain pertains to the sale of three properties during 2010. The disposed properties were located in Santa Barbara, California, Marion Oaks, Florida and Aventura, Florida. There were no property sales in 2009.

Income from discontinued operations decreased $1,805,000, or 33%, to $3,674,000 in 2010 compared to $5,479,000 in 2009. We sold two properties in January 2011, sold one property in December 2011, conveyed the former Borders corporate headquarters to the lender in December 2011, and terminated the ground lease on a property in December 2011 and conveyed a portion of the property to the ground lessor. In 2010, we sold one property in March 2010, one property in October 2010, and one property in October 2010. There were no dispositions of properties in 2009. During the six months ended June 30, 2012, we sold three non-core properties, a vacant office building in March 2012, a vacant single tenant property in May 2012 and a Kmart anchored shopping center in June 2012. In addition, we conveyed four properties to the lender in March 2012. The results of these properties disposed of in 2012 have been reclassified and reported as discontinued operations for the years ended December 31, 2010 and 2009.

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Our net income decreased $2,366,000, or 13%, to $15,628,000 in 2010, from $17,994,000 in 2009 as a result of the foregoing factors.

Liquidity and Capital Resources

Our principal demands for liquidity are operations, distributions to our stockholders, debt repayment, development of new properties, redevelopment of existing properties and future property acquisitions. We intend to meet our short-term liquidity requirements, including capital expenditures related to the leasing and improvement of the properties, through cash flow provided by operations and the Credit Facility. We believe that adequate cash flow will be available to fund our operations and pay dividends in accordance with REIT requirements for at least the next 12 months. We may obtain additional funds for future development or acquisitions through other borrowings or the issuance of additional shares of common stock. Although market conditions have limited the availability of new sources of financing and capital, which may have an impact on our ability to obtain financing for planned new development projects in the near term, we believe that these financing sources will enable us to generate funds sufficient to meet both our short-term and long-term capital needs.

We completed a secondary offering of 1,495,000 shares of common stock in January/February of 2012.  The offering, which included the full exercise of the overallotment option by the underwriters, raised net proceeds of approximately $35.1 million after deducting the underwriting discount and other expenses.  The proceeds from the offering were used to pay down amounts outstanding under the Credit Facility and for general corporate purposes.

Our cash flows from operations decreased $614,000 to $25,497,000 in 2011, compared to $26,111,000 in 2010. Cash used in investing activities decreased $3,936,000 to $29,252,000 in 2011, compared to $33,188,000 in 2010. Cash provided by financing activities decreased $1,817,000 to $5,165,000 in 2011, compared to $6,982,000 in 2010. Our cash and cash equivalents increased by $1,505,000 to $2,003,000 as of December 31, 2011 as a result of the foregoing factors.

During 2011, we spent approximately $497,000 at our existing community shopping centers for tenant improvement or allowance costs, $197,000 for leasing commissions and $75,000 for other capital items.

We intend to maintain a ratio of total indebtedness (including construction or acquisition financing) to total market capitalization of 65% or less. Nevertheless, we may operate with debt levels which are in excess of 65% of total market capitalization for extended periods of time. At December 31, 2011, our ratio of indebtedness to total market capitalization was approximately 34.2%. This ratio increased from 27.4% as of December 31, 2010 as a result of a decrease in the market value of our common stock and the increase in debt due to our 2011 property acquisitions.

Dividends

During the quarter ended December 31, 2011, we declared a quarterly dividend of $.40 per share. The cash dividend was paid on January 3, 2012 to holders of record on December 19, 2011.

During the quarter ending March 31, 2012, we declared a quarterly dividend of $.40 per share. The cash dividend will be paid on April 10, 2012 to holders of record on March 30, 2012.

Debt

In October 2011, we, through the Operating Partnership, closed on the $85 million unsecured revolving Credit Facility, which is guaranteed by our Company. Subject to customary conditions, at our option, total commitments under the Credit Facility may be increased up to an aggregate of $135 million. We intend to use borrowings under the Credit Facility for general corporate purposes, including working capital, capital expenditures, repayment of indebtedness or other corporate activities. The Credit Facility matures on October 26, 2014, and may be extended for two one-year terms to October 2016, subject to certain conditions. Borrowings under the Credit Facility bear interest at LIBOR plus a spread of 175 to 260 basis points depending on our leverage ratio. As of December 31, 2011, we had approximately $56,444,000 in principal amount outstanding under the Credit Facility bearing a weighted average interest rate of 2.18%. The Credit Facility replaced our $55 million and $5 million credit facilities. The net proceeds from the Credit Facility were used to repay outstanding indebtedness under our former $55 million and $5 million credit facilities. At December 31, 2010, $25,380,254 was outstanding under our $55 million credit facility with a weighted average interest rate of 1.26%, and $3,000,000 was outstanding under our $5 million credit facility with a weighted average interest rate of 2.50%.

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The Credit Facility contains customary covenants, including financial covenants regarding debt levels, total liabilities, tangible net worth, fixed charge coverage, unencumbered borrowing base properties, permitted investments etc. We were in compliance with the covenant terms at December 31, 2011.

As of December 31, 2011, we had total mortgage indebtedness of $62,854,057. Of this total mortgage indebtedness, $39,703,979 is fixed rate, self-amortizing debt with a weighted average interest rate of 7.64%, and $23,150,078 bears interest at 150 basis points over LIBOR (or 1.78% as of December 31, 2011) and has a maturity date of July 14, 2013, which can be extended at our option for two additional years. In January 2009, we entered into an interest rate swap agreement that fixes the interest rate during the initial term of this variable rate mortgage indebtedness at 3.744%.

The mortgage loans encumbering our properties are generally non-recourse, subject to certain exceptions for which we would be liable for any resulting losses incurred by the lender. These exceptions vary from loan to loan but generally include fraud or a material misrepresentation, misstatement or omission by the borrower, intentional or grossly negligent conduct by the borrower that harms the property or results in a loss to the lender, filing of a bankruptcy petition by the borrower, either directly or indirectly, and certain environmental liabilities. At December 31, 2011, the mortgage debt of $23,150,078 is recourse debt and is secured by an unconditional guaranty of payment and performance by us. We have entered into mortgage loans which are secured by multiple properties and contain cross-default and cross-collateralization provisions. Cross-collateralization provisions allow a lender to foreclose on multiple properties in the event that we default under the loan. Cross-default provisions allow a lender to foreclose on the related property in the event a default is declared under another loan.

As of December 31, 2011, we had four mortgaged properties that were formerly leased to Borders that served as collateral for four non-recourse loans, which were cross-defaulted and cross-collateralized (“Crossed Loans”). Directly or indirectly because of the Chapter 11 bankruptcy filing of Borders in February 2011, we were in default on the Crossed Loans as of December 31, 2011. The Crossed Loans had an aggregate principal outstanding of approximately $9.2 million as of December 31, 2011 and were secured by the former Borders stores in Oklahoma City, Oklahoma, Columbia, Maryland, Germantown, Maryland, and one of the former Borders stores in Omaha, Nebraska. As of December 31, 2011, the net book value of the four mortgaged properties was approximately $9.1 million, and annualized base rent for the four mortgaged properties, one of which was currently occupied, was approximately $.5 million, or 1.4% of our annualized base rent as of December 31, 2011. As previously disclosed, the lender declared all four Crossed Loans in default and accelerated our obligations thereunder. As a result of the Borders liquidation program, we did not have sufficient cash flow from the properties to continue to pay the debt service on the Crossed Loans and elected not to pay the debt service. On March 6, 2012, we conveyed the four mortgaged properties, which were subject to the Crossed Loans, to the lender pursuant to a consensual deed-in-lieu-of-foreclosure process that satisfied the loans.

We paid off a note payable in the amount of $704,374 on March 31, 2011.

In August 2011, we entered into a release agreement for the mortgage loan which was formerly secured by the mortgage on the leasehold interest in the former Borders store in Lawrence, Kansas amounting to approximately $2.3 million. While the lender had a leasehold mortgage on the property, we owned the fee interest in the property. The underlying ground lease was in default subsequent to Borders rejecting the lease and the lender did not cure the underlying default under the ground lease. The release agreement provided for the extinguishment of all liabilities due to the lender under the loan. The gain on extinguishment of $2.4 million has been reflected during 2011.

In December 2011, we conveyed the former Borders corporate headquarters property in Ann Arbor, Michigan, which was subject to a non-recourse mortgage loan in default, to the lender pursuant to a consensual deed-in-lieu-of-foreclosure process that satisfied the loan of approximately $5.5 million.

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Capitalization

As of December 31, 2011, our total market capitalization was approximately $368 million. Market capitalization consisted of $119.3 million of debt (including property related mortgages and the Credit Facility), and $248.7 million of shares of common stock (based on the closing price on the NYSE of $24.38 per share on December 31, 2011) and OP units at market value. Our ratio of debt to total market capitalization was 32.4% at December 31, 2011.

At December 31, 2011, the non-controlling interest in the Operating Partnership represented a 3.41% ownership in the Operating Partnership. The OP units may, under certain circumstances, be exchanged for our shares of common stock on a one-for-one basis. We, as sole general partner of the Operating Partnership, have the option to settle exchanged OP units held by others for cash based on the current trading price of our shares. Assuming the exchange of all OP units, there would have been 10,199,533 shares of common stock outstanding at December 31, 2011, with a market value of approximately $248.7 million.

We completed a secondary offering of 1,495,000 shares of common stock in January/February of 2012.  The offering, which included the full exercise of the overallotment option by the underwriters, raised net proceeds of approximately $35.1 million after deducting the underwriting discount and other expenses.  The proceeds from the offering were used to pay down amounts outstanding under the Credit Facility and for general corporate purposes.

Contractual Obligations

The following table outlines our contractual obligations (in thousands), assuming no mortgage defaults, as of December 31, 2011:

	Total	Yr 1	2-3 Yrs	4-5 Yrs	Over 5 Yrs
Mortgage Payable	$62,854	$4,331	$30,337	$8,803	$19,383
Notes Payable	56,444	-	56,444	-	-
Land Lease Obligations	18,070	712	1,425	1,425	14,508
Other Long-Term Liabilities	-	-	-	-	-
Estimated Interest Payments on Mortgages and Notes Payable	13,587	4,641	4,599	3,109	1,238
Total	$150,955	$9,684	$92,805	$13,337	$35,129

Estimated interest payments are based on stated rates for Mortgages Payable, and for Notes Payable the interest rate in effect for the most recent quarter is assumed to be in effect through the respective maturity date.

We plan to begin construction of additional pre-leased developments and may acquire additional properties, which will initially be financed by the Credit Facility. We will periodically refinance short-term construction and acquisition financing with long-term debt, medium term debt and/or equity.

Off-Balance Sheet Arrangements

We do not engage in any off-balance sheet arrangements with unconsolidated entities or financial partnerships, such as structured finance or special purpose entities, that have or are reasonably likely to have a material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditure or capital resources.

Inflation

Our leases generally contain provisions designed to mitigate the adverse impact of inflation on net income. These provisions include clauses enabling us to pass through to our tenants certain operating costs, including real estate taxes, common area maintenance, utilities and insurance, thereby reducing our exposure to cost increases and operating expenses resulting from inflation. Certain of our leases contain clauses enabling us to receive percentage rents based on tenants’ gross sales, which generally increase as prices rise, and, in certain cases, escalation clauses, which generally increase rental rates during the term of the leases. In addition, expiring tenant leases permit us to seek increased rents upon re-lease at market rates if rents are below the then existing market rates.

9

Funds from Operations

Funds From Operations (“FFO”) is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) to mean net income computed in accordance with U.S. generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. In addition, NAREIT has recently clarified the computation of FFO to exclude impairment charges on depreciable property. Management has restated FFO for prior periods presented accordingly. Management uses FFO as a supplemental measure to conduct and evaluate our business because there are certain limitations associated with using GAAP net income by itself as the primary measure of our operating performance. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself.

FFO should not be considered as an alternative to net income as the primary indicator of our operating performance or as an alternative to cash flow as a measure of liquidity. Further, while we adhere to the NAREIT definition of FFO, our presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that not all REITS use the same definition.

The following table provides a reconciliation of FFO and net income for the years ended December 31, 2011, 2010 and 2009:

	Year Ended December 31,
	2011	2010	2009

Net Income	$9,889,537	$15,627,834	$17,944,036
Depreciation of Real Estate Assets	6,005,270	5,759,599	5,574,084
Amortization of Leasing Costs	271,586	92,972	65,977
Amortization of Lease Intangibles	519,259	50,479	-
Provision for impairment on income producing properties	13,500,000	8,140,000	-
Gain on Sale of Assets	(110,212)	(4,737,968)	-
Funds from Operations	$30,075,440	$24,932,916	$23,634,097
Weighted Average Shares and OP Units Outstanding
Basic	9,984,984	9,503,278	8,396,597
Diluted	10,028,851	9,539,119	8,416,696

Additional Supplemental Disclosures
Straight-line rental income	$263,178	$107,080	$107,080
Stock-based compensation expense	1,364,280	1,166,656	1,175,757
Deferred revenue recognition	6,416,188	689,550	689,550
Gain on extinguishment of debt	2,360,231	-	-
Scheduled principal repayments	3,574,834	4,026,022	3,428,895

10

Item 8. Financial Statements and Supplementary Data

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders, Audit Committee and Board of Directors

Agree Realty Corporation

Farmington Hills, MI

We have audited the accompanying consolidated balance sheets of Agree Realty Corporation as of December 31, 2011 and 2010, and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended December 31, 2011, 2010 and 2009. Our audits also included the financial statement schedule listed in the accompanying index to the consolidated financial statements and schedule. We also have audited Agree Realty Corporation's internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The company's management is responsible for these consolidated financial statements, the financial statement schedule, for maintaining effective internal control of financial reporting, and for its assessment of the effectiveness of internal control of financial reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the company's internal control of financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall consolidated financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Agree Realty Corporation as of December 31, 2011 and 2010 and the results of their operations and cash flows for the years ended December 31, 2011, 2010 and 2009, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein. Also in our opinion, Agree Realty Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ Baker Tilly Virchow Krause, LLP

Chicago, Illinois

March 9, 2012, except for Notes 4 and 16,

as to which the date is September 25, 2012

F-2

AGREE REALTY CORPORATION

CONSOLIDATED BALANCE SHEETS

As of December 31,

	2011	2010

ASSETS

Real Estate Investments
Land	$108,672,713	$103,693,227
Buildings	229,821,183	227,645,287
Less accumulated depreciation	(68,589,778)	(66,111,215)
	269,904,118	265,227,299
Property under development	1,580,015	359,299
Property held for sale, net	-	6,522,821

Net Real Estate Investments	271,484,133	$272,109,419

Cash and Cash Equivalents	2,002,663	593,281

Accounts Receivable – Tenants, net of allowance of $35,000 for possible losses at both December 31, 2011 and 2010	801,681	1,330,129

Unamortized Deferred Expenses
Financing costs, net of accumulated amortization of $5,707,043 and $5,392,802 at December 31, 2011 and 2010 respectively	1,804,249	1,133,194
Leasing costs, net of accumulated amortization of $1,205,985 and $934,399 at December 31, 2011 and 2010 respectively	737,968	812,295
Lease intangibles costs, net of accumulated amortization of $569,737 and $50,479 at December 31, 2011 and 2010 respectively	16,150,299	8,152,248

Other Assets	962,965	911,801

Total Assets	$293,943,958	$285,042,367

See accompanying notes to consolidated financial statements.

F-3

AGREE REALTY CORPORATION

CONSOLIDATED BALANCE SHEETS

As of December 31,

	2011	2010

LIABILITIES

Mortgages Payable	$62,854,057	$71,526,780

Notes Payable	56,443,898	28,380,254

Dividends and Distributions Payable	4,070,690	5,145,740

Deferred Revenue	2,394,163	9,345,754

Accrued Interest Payable	734,195	221,154

Accounts Payable and Accrued Expense
Capital expenditures	424,321	286,078
Operating	3,379,618	1,427,718

Interest Rate Swap	629,460	793,211

Deferred Income Taxes	705,000	705,000

Tenant Deposits	84,275	80,402

Total Liabilities	$131,719,677	$117,912,091

STOCKHOLDERS’ EQUITY
Common stock, $.0001 par value, 13,350,000 share authorized 9,851,914 and 9,759,014 shares issued and outstanding	985	976
Excess stock, $.0001 par value, 6,500,000 shares authorized, 0 shares issued and outstanding	-	-
Series A junior participating preferred stock, $.0001 par value, 150,000 shares authorized, 0 shares issued and outstanding	-	-
Additional paid-in capital	181,069,633	179,705,353
Deficit	(20,918,494)	(14,702,252)
Accumulated other comprehensive income (loss)	(606,568)	(764,735)

Total Stockholders’ Equity – Agree Realty Corporation	159,545,556	164,239,342
Non-controlling interest	2,678,725	2,890,934

Total Stockholders’ Equity	$162,224,281	$167,130,276

	$293,943,958	$285,042,367

See accompanying notes to consolidated financial statements.

F-4

AGREE REALTY CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

Year Ended December 31,

	2011	2010	2009
REVENUES
Minimum rents	$30,626,406	$27,176,492	$25,689,123
Percentage rents	34,404	34,518	15,366
Operating cost reimbursement	2,408,126	2,486,429	2,506,974
Development fee income	894,693	589,541	409,643
Other income	150,436	97,583	30,462

Total Revenues	34,114,065	30,384,563	28,651,568

Operating Expenses
Real estate taxes	2,331,174	1,872,418	1,891,022
Property operating expenses	1,418,536	1,344,353	1,466,510
Land lease payments	721,300	476,531	387,300
General and administrative	5,661,912	5,003,384	4,559,005
Depreciation and amortization	5,934,553	4,851,165	4,523,366
Impairment charge	1,350,000	6,160,000	—

Total Operating Expenses	17,417,475	19,707,851	12,827,203

Income from Operations	16,696,590	10,676,712	15,824,365

Other Income (Expense)
Interest expense, net	(3,956,818)	(3,460,998)	(3,309,862)
Gain on extinguishment of debt	2,360,231	—	—

Income Before Discontinued Operations	15,100,003	7,215,714	12,514,503
Gain on sale of assets from discontinued operations	110,212	4,737,968	—
Income (Loss) from discontinued operations	(5,320,678)	3,674,152	5,479,533

Net Income	9,889,537	15,627,834	17,994,036

Less Net Income Attributable to Non- Controlling Interest	338,395	561,039	950,046

Net Income Attributable to Agree Realty Corporation	$9,551,142	$15,066,795	$17,043,990

Other Comprehensive Income (Loss), Net of ($5,584, ($24,529) and ($3,947)) Attributable to Non-Controlling Interest	158,167	(693,929)	(70,806)

Total Comprehensive Income Attributable to Agree Realty Corporation	$9,709,309	$14,372,866	$16,973,184

Basic Earnings Per Share (Note 2)
Continuing operations	$1.51	$.76	$1.50
Discontinued operations	$(.52)	$.89	$.65
	$.99	$1.65	$2.15
Dilutive Earnings Per Share (Note 2)
Continuing operations	$1.51	$.76	$1.49
Discontinued operations	$(.52)	$.88	$.65
	$.99	$1.64	$2.14

See accompanying notes to consolidated financial statements.

F-5

AGREE REALTY CORPORATION

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

						Accumulated
			Additional	Non-		Other
	Common Stock		Paid-In	Controlling		Comprehensive
	Shares	Amount	Capital	Interest	Deficit	Income (Loss)

Balance, January 1, 2009	7,863,930	$786	$143,892,158	$5,346,741	$(11,257,531)	$-

Issuance of restricted stock under the Equity Incentive Plan	74,350	8	-	-	-	-
Conversion of OP Units	257,794	26	2,398,186	(2,398,186)	-	-
Vesting of restricted stock	-	-	1,175,757	-	-	-
Other comprehensive (loss)	-	-	-	(3,947)	-	(70,806)
Dividends and distributions declared $2.02 per share	-	-	-	(831,087)	(16,419,257)	-
Net income	-	-	-	950,046	17,043,990	-

Balance, December 31, 2009	8,196,074	820	147,466,101	3,063,567	(10,632,798)	(70,806)

Issuance of common stock, net of issuance costs	1,495,000	150	31,072,596	-	-	-

Issuance of restricted stock under the Equity Incentive Plan	88,550	9	-	-	-	-
Forfeiture of restricted stock	(20,610)	(3)

Vesting of restricted stock	-	-	1,166,656	-	-	-

Other comprehensive (loss)	-	-	-	(24,529)	-	(693,929)

Dividends and distributions declared $2.04 per share	-	-	-	(709,143)	(19,136,249)	-

Net income	-	-	-	561,039	15,066,795	-

Balance, December 31, 2010	9,759,014	976	179,705,353	2,890,934	(14,702,252)	(764,735)

Issuance of restricted stock under the Equity Incentive Plan	105,050	10	-	-	-	-

Forfeiture of restricted stock	(12,150)	(1)	-
Vesting of restricted stock	-	-	1,364,280	-	-	-
Other comprehensive income	-	-	-	5,584	-	158,167

Dividends and distributions declared $1.60 per share	-	-	-	(556,188)	(15,767,384)	-

Net income	-	-	-	338,395	9,551,142	-

Balance, December 31, 2011	9,851,914	$985	$181,069,633	$2,678,725	$(20,918,494)	$(606,568)

See accompanying notes to consolidated financial statements.

F-6

AGREE REALTY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31,

	2011	2010	2009
Cash Flows from Operating Activities
Net income	$9,889,537	$15,627,834	$17,994,036
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	6,055,225	5,810,159	5,643,350
Amortization	1,105,087	409,920	354,212
Stock-based compensation	1,364,280	1,166,656	1,175,757
Impairment charge	13,500,000	8,140,000	—
Gain on extinguishment of debt	(2,360,231)	—	—
Gain on sale of assets	(110,212)	(4,737,968)	—
(Increase) decrease in accounts receivable	528,448	656,707	(1,022,034)
(Increase) decrease in other assets	8,072	(114,467)	69,172
(Decrease) increase in accounts payable	1,951,420	(101,367)	267,275
Decrease in deferred revenue	(6,951,591)	(689,550)	(689,550)
Increase (decrease) in accrued interest	513,041	(39,858)	(239,784)
Increase (decrease) in tenant deposits	3,873	(16,883)	27,208

Net Cash Provided By Operating Activities	25,496,949	26,111,183	23,579,642

Cash Flows from Investing Activities

Acquisition of real estate investments (including capitalized interest of $319,235 in 2010 and $220,782 in 2009)	(28,596,303)	(38,821,775)	(8,748,856)
Payment of lease intangibles costs	(8,517,310)	(8,202,727)	—
Payment of leasing costs	(197,259)	(368,167)	(118,296)
Net proceeds from sale of assets	8,058,520	14,204,502	—

Net Cash Used in Investing Activities	(29,252,352)	(33,188,167)	(8,867,152)

Cash Flows from Financing Activities
Proceeds from common stock offering	—	31,072,752	—
Mortgage proceeds	—	—	11,358,000
Line-of-credit borrowings	119,244,291	46,896,908	26,499,142
Line of credit payments	(91,180,647)	(47,516,654)	(30,444,142)
Dividends and limited partners’ distributions paid	(17,398,132)	(19,053,815)	(17,129,368)
Payments of mortgages payable	(4,229,352)	(4,026,022)	(3,428,895)
Payments of payables for capital expenditures	(286,078)	(352,430)	(850,225)
Payments for financing costs	(985,297)	(39,149)	(697,004)
Net Cash Used in Financing Activities	5,164,785	6,981,590	(14,692,492)

Net Increase (Decrease) in Cash and Cash Equivalents	1,409,382	(95,394)	19,998

Cash and Cash Equivalents, beginning of year	593,281	688,675	668,677

Cash and Cash Equivalents, end of year	$2,002,663	$593,281	$688,675

Supplemental Disclosure of Cash Flow Information
Cash paid for interest (net of amounts capitalized)	$4,458,292	$4,487,923	$4,590,239

Supplemental Disclosure of Non-Cash Transactions
Dividends and limited partners’ distributions declared and unpaid	$4,070,690	$5,145,740	$4,354,163
Conversion of OP Units	$—	$—	$2,398,186
Shares issued under Stock Incentive Plan	$2,312,056	$2,068,866	$1,159,316
Real estate acquisitions financed with debt assumption	$3,403,603	$—	$—
Real estate investments financed with accounts payable	$424,321	$286,078	$352,430

See accompanying notes to consolidated financial statements.

F-7

Agree Realty Corporation	Notes to Consolidated Financial Statements

1.	The Company

Agree Realty Corporation (the “Company”) is a self-administered, self-managed real estate investment trust (“REIT”), which develops, acquires, owns and operates retail properties, which are primarily leased to national and regional retail companies under net leases. At December 31, 2011, the Company's properties are comprised of 75 single tenant retail facilities and 12 community shopping centers located in 21 states. During the year ended December 31, 2011, approximately 96% of the Company's annual base rental revenues was received from national and regional tenants under long-term leases, including approximately 34% from Walgreen Co. (“Walgreen”), 11% from Kmart Corporation, a wholly-owned subsidiary of Sears Holdings Corporation (“Kmart”) and 7% from CVS Caremark Corporation (‘CVS”).

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements of Agree Realty Corporation include the accounts of the Company, its majority-owned partnership, Agree Limited Partnership (the “Operating Partnership”), and its wholly-owned subsidiaries. The Company controlled, as the sole general partner, 96.59% and 96.56% of the Operating Partnership as of December 31, 2011 and 2010, respectively. All material intercompany accounts and transactions are eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of (1) assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, and (2) revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain reclassifications of prior period amounts have been made in the financial statements in order to conform to the 2011 presentation.

Fair Values of Financial Instruments

Certain of the Company’s assets and liabilities are disclosed at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  In determining fair value, the Company uses various valuation methods including the market, income and cost approaches.  The assumptions used in the application of these valuation methods are developed from the perspective of market participants, pricing the asset or liability.  Inputs used in the valuation methods can be either readily observable, market corroborated, or generally unobservable inputs.  Whenever possible the Company attempts to utilize valuation methods that maximize the use of observable inputs and minimizes the use of unobservable inputs.  Based on the operability of the inputs used in the valuation methods the Company is required to provide the following information according to the fair value hierarchy.  The fair value hierarchy ranks the quality and reliability of the information used to determine fair values.  Assets and liabilities measured, reported and/or disclosed at fair value will be classified and disclosed in one of the following three categories:

Level 1 – Quoted market prices in active markets for identical assets or liabilities.

Level 2 – Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3 – Unobservable inputs that are not corroborated by market data.

The table below sets forth the Company’s fair value hierarchy for liabilities measured or disclosed at fair value as of December 31, 2011.

	Level 1	Level 2	Level 3	Carrying Value

Liability:
Interest rate swap	$—	$629,460	$—	$629,460
Fixed rate mortgage	$—	$—	$41,565,000	$39,704,000
Variable rate mortgage	$—	$—	$22,678,000	$23,150,000
Variable rate debt	$—	$56,443,898	$—	$56,443,898

F-8

Agree Realty Corporation	Notes to Consolidated Financial Statements

The carrying amounts of the Company’s short-term financial instruments, which consist of cash, cash equivalents, receivables, and accounts payable, approximate their fair values. The fair value of the interest rate swap was derived using estimates to settle the interest rate swap agreement, which is based on the net present value of expected future cash flows on each leg of the swap utilizing market-based inputs and discount rates reflecting the risks involved. The fair value of fixed and variable rate mortgages was derived using the present value of future mortgage payments based on estimated current market interest rates of 4.87% and 6.31% at December 31, 2011 and 2010, respectively.  The fair value of variable rate debt is estimated to be equal to the face value of the debt because the interest rates are floating and is considered to approximate fair value.

Investments in Real Estate – Carrying Value of Assets

Real estate assets are stated at cost less accumulated depreciation. All costs related to planning, development and construction of buildings prior to the date they become operational, including interest and real estate taxes during the construction period, are capitalized for financial reporting purposes and recorded as “Property under development” until construction has been completed.

Subsequent to completion of construction, expenditures for property maintenance are charged to operations as incurred, while significant renovations are capitalized.

Depreciation and Amortization

Depreciation expense is computed using a straight-line method and estimated useful lives for buildings and improvements of 20 to 40 years and equipment and fixtures of 5 to 10 years.

Purchase Accounting for Acquisitions of Real Estate

Acquired real estate assets have been accounted for using the purchase method of accounting and accordingly, the results of operations are included in the consolidated statements of income from the respective dates of acquisition. The Company allocates the purchase price to (i) land and buildings based on management’s internally prepared estimates of fair value and (ii) identifiable intangible assets or liabilities generally consisting of above- and below-market in-place leases and foregone leasing costs. The Company makes estimates of fair value based on estimated cash flows, using appropriate discount rates, and other valuation techniques, including management’s analysis of comparable properties in the existing portfolio, to allocate the purchase price to acquired tangible and intangible assets.

The estimated fair value of above-market and below-market in-place leases for acquired properties is recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease.

Investment in Real Estate – Impairment Evaluation

Management periodically assesses its Real Estate Investments for possible impairment indicating that the carrying value of the asset, including accrued rental income, may not be recoverable through operations. Events or circumstances that may occur include significant changes in real estate market conditions and the ability of the Company to re-lease or sell properties that are currently vacant or become vacant. Management determines whether an impairment in value has occurred by comparing the estimated future cash flows (undiscounted and without interest charges), including the residual value of the real estate, with the carrying cost of the individual asset. If an impairment is indicated, a loss will be recorded for the amount by which the carrying value of the asset exceeds fair value.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company maintains its cash and cash equivalents at a financial institution. The account balances periodically exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance coverage, and as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage.

F-9

Agree Realty Corporation	Notes to Consolidated Financial Statements

Accounts Receivable – Tenants

Accounts receivable from tenants are unsecured and reflect primarily reimbursement of specified common area expenses. Amounts outstanding in excess of 30 days are considered past due. The Company determines its allowance for uncollectible accounts based on historical trends, existing economic conditions, and known financial position of its tenants. Tenant accounts receivable are written-off by the Company in the year when receipt is determined to be remote.

Unamortized Deferred Expenses

Deferred expenses are stated net of total accumulated amortization. The nature and treatment of these capitalized costs are as follows: (1) financing costs, consisting of expenditures incurred to obtain long-term financing, are amortized using the effective interest method over the term of the related loan, (2) leasing costs, are amortized on a straight-line basis over the term of the related lease and (3) lease intangibles, are amortized over the remaining term of the lease acquired. The Company incurred expenses of $1,105,085, $409,920 and $354,212 for the years ended December 31, 2011, 2010 and 2009, respectively.

Other Assets

The Company records prepaid expenses, deposits, vehicles, furniture and fixtures, leasehold improvements, acquisition advances and miscellaneous receivables as other assets in the accompanying balance sheets.

Accounts Payable – Capital Expenditures

Included in accounts payable are amounts related to the construction of buildings and improvements. Due to the nature of these expenditures, they are reflected in the statements of cash flows as a non-cash financing activity.

Revenue Recognition

Minimum rental income attributable to leases is recorded when due from tenants. Certain leases provide for additional percentage rents based on tenants' sales volume. These percentage rents are recognized when determinable by the Company. In addition, leases for certain tenants contain rent escalations and/or free rent during the first several months of the lease term; however, such amounts are not material.

Taxes Collected and Remitted to Governmental Authorities

The Company reports taxes, collected from tenants that are to be remitted to governmental authorities, on a net basis and therefore does not include the taxes in revenue.

Operating Cost Reimbursement

Substantially all of the Company's leases contain provisions requiring tenants to pay as additional rent a proportionate share of operating expenses such as real estate taxes, repairs and maintenance, and insurance, also referred to as common area maintenance or “CAM” charges. The related revenue from tenant billings for CAM charges is recognized as operating cost reimbursement in the same period the expense is recorded.

Costs and Estimated Earnings on Uncompleted Contracts

For contracts where the Company receives fee income for managing a development project and does not retain ownership of the real property developed, the Company uses the percentage of completion accounting method. Under this approach, income is recognized based on the status of the uncompleted contracts and the current estimates of costs to complete. The percentage of completion is determined by the relationship of costs incurred to the total estimated costs of the contract. Provisions are made for estimated losses on uncompleted contracts in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability including those arising from contract penalty provisions and final contract settlements, may result in revisions to costs and income. Such revisions are recognized in the period in which they are determined. Claims for additional compensation due to the Company are recognized in contract revenues when realization is probable and the amount can be reliably estimated.

Income Taxes

The Company has made an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) and related regulations. The Company generally will not be subject to federal income taxes on amounts distributed to stockholders, providing it distributes 100 percent of its REIT taxable income and meets certain other requirements for qualifying as a REIT. For each of the years in the three-year period ended December 31, 2011, the Company believes it has qualified as a REIT. Notwithstanding the Company’s qualification for taxation as a REIT, the Company is subject to certain state taxes on its income and real estate.

F-10

Agree Realty Corporation	Notes to Consolidated Financial Statements

The Company and its taxable REIT subsidiaries (“TRS”) have made a timely TRS election pursuant to the provisions of the REIT Modernization Act. A TRS is able to engage in activities resulting in income that previously would have been disqualified from being eligible REIT income under the federal income tax regulations. As a result, certain activities of the Company which occur within its TRS entity are subject to federal and state income taxes (See Note 10). All provisions for federal income taxes in the accompanying consolidated financial statements are attributable to the Company’s TRS.

Dividends

The Company declared dividends of $1.60, $2.04 and $2.02 per share during the years ended December 31, 2011, 2010, and 2009; the dividends have been reflected for federal income tax purposes as follows:

December 31,	2011	2010	2009
Ordinary income	$1.57	$1.84	$2.02
Return of capital	.03	.20	-

Total	$1.60	$2.04	$2.02

The aggregate federal income tax basis of Real Estate Investments is approximately $15.4 million less than the financial statement basis.

Earnings Per Share

Earnings per share have been computed by dividing the net income by the weighted average number of common shares outstanding. Diluted earnings per share is computed by dividing net income by the weighted average common and potential dilutive common shares outstanding in accordance with the treasury stock method.

The following is a reconciliation of the denominator of the basic net earnings per common share computation to the denominator of the diluted net earnings per common share computation for each of the periods presented:

Year Ended December 31,	2011	2010	2009

Weighted average number of common shares outstanding	9,854,285	9,322,509	8,086,840
Unvested restricted stock	216,920	166,850	140,980

Weighted average number of common shares outstanding used in basic earnings	9,637,365	9,155,659	7,945,860

Weighted average number of common shares outstanding used in basic earnings per share	9,637,365	9,155,659	7,945,860

Effect of dilutive securities
Restricted stock	43,867	35,841	20,099

Weighted average of common shares outstanding used in diluted earnings per share	9,681,232	9,191,500	7,965,959

Stock Based Compensation

The Company estimates fair value of restricted stock and stock option grants at the date of grant and amortizes those amounts into expense on a straight-line basis or amount vested, if greater, over the appropriate vesting period. No stock options were issued or vested during 2011, 2010 or 2009.

F-11

Agree Realty Corporation	Notes to Consolidated Financial Statements

Recent Accounting Pronouncements

Effective January 1, 2012, a new accounting standard modifies the options for presentation of other comprehensive income. The new standard will require us to present comprehensive income in either a single continuous statement or two separate but consecutive statements. This guidance does not change the items that must be reported in other comprehensive income. We expect the adoption will impact our financial statement disclosures.

Effective January 1, 2012, guidance on how to measure fair value and on what disclosures to provide about fair value measurements will be converged with international standards. The adoption will require additional disclosures regarding fair value measurement, however, we do not expect the adoption will have a material effect on our financial statements.

3. Property Acquisitions

During 2011, the Company purchased ten retail assets for approximately $38.8 million with a weighted average capitalization rate of 8.6% to obtain 100% control of the assets. The weighted average capitalization rate for these single tenant net leased properties was calculated by dividing the property net operating income by the purchase price. Property net operating income is defined as the straight-line rent for the base term of the lease less any property level expense (if any) that is not recoverable from the tenant. The aggregate acquisitions were allocated as follows: $11.3 million to land, $19.0 million to buildings and improvements, and $8.5 million to lease intangible costs. The acquisitions were substantially all cash purchases and there were no contingent considerations associated with these acquisitions. In one acquisition, the Company assumed debt of approximately $3.4 million.

During 2010, the Company acquired nine retail assets for approximately $37 million with a weighted average capitalization rate of 8.0% to obtain 100% control of the assets. The weighted average capitalization rate for these single tenant net leased properties was calculated by dividing the property net operating income by the purchase price. Property net operating income is defined as the straight-line rent for the base term of the lease less any property level expense (if any) that is not recoverable from the tenant. The aggregate acquisitions were allocated as follows: $16.3 million to land, $12.5 million to buildings and improvements, and $8.2 million to lease intangible costs. The acquisitions were substantially all cash purchases and there were no contingent considerations associated with these acquisitions.

Total revenues of $854,000 and income before discontinued operations of $105,000 are included in the 2011 consolidated income statement for the aggregate 2011 acquisitions.

The following pro forma total revenue and income before discontinued operations for the 2011 acquisitions in aggregate, assumes the acquisitions had taken place on January 1, 2011 for the 2011 pro forma information, and on January 1, 2010 for the 2010 pro forma information (in thousands):

Supplemental pro forma for the year ended December 31, 2011 (1)
Total revenue	$35,844
Income before discontinued operations	$15,441

Supplemental pro forma for the year ended December 31, 2010 (1)
Total revenue	$32,445
Income before discontinued operations	$7,628

(1)	This unaudited pro forma supplemental information does not purport to be indicative of what our operating results would have been had the acquisitions occurred on January 1, 2011 or January 1, 2010 and may not be indicative of future operating results.

The aggregate fair value of other intangible assets consisting of in-place, at market leases, is estimated based on internally developed methods to determine the respective property values and are included in lease intangibles cost in the consolidated balance sheets. Factors considered by management in their analysis include an estimate of costs to execute similar leases and operating costs saved.

The fair value of intangible assets acquired is amortized to depreciation and amortization on the consolidated statements of income over the remaining term of the respective leases. The weighted average amortization period for the lease intangible costs is 20.3 years.

F-12

Agree Realty Corporation	Notes to Consolidated Financial Statements

4.	Impairment - Real Estate

Management periodically assesses its real estate for possible impairment whenever certain events or changes in circumstances indicate that the carrying amount of the asset, including accrued rental income, may not be recoverable through operations. Events or circumstances that may occur include significant changes in real estate market conditions and the ability of the Company to re-lease or sell properties that are vacant or become vacant. Impairments are measured as the amount by which the current book value of the asset exceeds the estimated fair value of the asset. As a result of the Company’s review of Real Estate Investments, including identifiable intangible assets, the Company recognized the following real estate impairments for the year ended December 31:

	2011	2010	2009

Continuing operations	$1,350,000	$6,160,000	$—
Discontinued operations	12,150,000	1,980,000	—

Total	$13,500,000	$8,140,000	$—

Real Estate Investments measured at fair value due to impairment charges are considered fair value measurements on a non recurring basis. The following table presents the assets and liabilities carried on the balance sheet within the fair value valuation hierarchy (as described above) as of December 31, 2011 and 2010, for which a nonrecurring change in fair value has been recorded during the year ended December 31, 2011 and 2010.

		Quoted prices in	Significant other	Significant
		active markets for	observable	unobservable
2011	Fair Value as of	identical assets	inputs	inputs	Impairment
(in thousands)	measurement date	(Level 1)	(Level 2)	(Level 3)	Charge

Real Estate Investments	$19,805	$-0-	$7,100	$12,705	$13,500

		Quoted prices in	Significant other	Significant
		active markets for	observable	unobservable
2010	Fair Value as of	identical assets	inputs	inputs	Impairment
(in thousands)	measurement date	(Level 1)	(Level 2)	(Level 3)	Charge

Real Estate Investments	$16,137	$8,577	$1,386	$6,174	$8,140

The loss of $13.5 million and $8.14 million represents an impairment charge related to Real Estate Investments which was included in net income during the years ended December 31, 2011 and 2010, respectively. The fair value of certain Real Estate Investments was calculated differently based on available information. Real Estate Investments considered to be measured based on Level 1 inputs were based on actual sales negotiations and bona fide purchase offers received from third parties. Real Estate Investments considered to be measured based on Level 2 inputs were based on broker opinions of value or analysis of recent comparable sales transactions. Real Estate Investments considered to be measured based on Level 3 inputs were based on an internal valuation model using discounted cash flow analyses and income capitalization using market lease rates and market cap rates. These cash flow projections incorporate assumptions developed from the perspective of market participants valuing the Real Estate Investments. During 2009, the Company recorded no impairment charge related to Real Estate Investments.

F-13

Agree Realty Corporation	Notes to Consolidated Financial Statements

5.	Total Comprehensive Income

The following is a reconciliation of net income to comprehensive income attributable to Agree Realty Corporation for the years ended December 31, 2011 and 2010 and 2009.

	2011	2010	2009

Net income	$9,889,537	$15,627,834	$17,994,036
Other comprehensive income	163,751	(718,458)	(74,753)

Total comprehensive income before non-controlling interests	10,053,288	14,909,376	17,919,283
Less: non-controlling interest	338,395	561,039	950,046

Total comprehensive income after non-controlling interests	9,714,893	14,348,337	16,969,237
Non-controlling interest of comprehensive income (loss)	5,584	(24,529)	(3,947)

Comprehensive income attributable to Agree Realty Corporation	$9,709,309	$14,372,866	$16,973,184

6.	Mortgages Payable

Mortgages payable consisted of the following at December 31:

	2011	2010

Note payable in monthly installments of $44,550 plus interest at 150 basis points over LIBOR (1.78% and 1.76% at December 31, 2011 and 2010 respectively). A final balloon payment in the amount of $22,318,478 is due on July 14, 2013 unless extended for a two year period at the option of the Company, collateralized by related real estate and tenants’ leases	$23,150,078	$23,666,828

Note payable in monthly installments of $153,838 including interest at 6.90% per annum, with the final monthly payment due January 2020; collateralized by related real estate and tenants’ leases	11,413,113	12,433,134

Note payable in monthly installments of $91,675 including interest at 6.27% per annum, with a final monthly payment due July 2026; collateralized by related real estate and tenants’ leases	10,497,009	10,924,291

Note payable in monthly installments of $128,205 including interest at 11.20% per annum, with a final monthly payment due November 2018; collateralized by related real estate and tenants’ leases	9,173,789	9,605,696

Note payable in monthly installments of $99,598 including interest at 6.63% per annum, with the final monthly payment due February 2017; collateralized by related real estate and tenants’ leases	5,216,465	6,036,060

Note payable in monthly installments of $23,004 including interest at 6.24% per annum, with the final monthly payment due February 2020; collateralized by related real estate and tenant lease	3,403,603	—

Note payable in monthly installments of $57,403 including interest at 8.50% per annum; collateralized by related real estate and tenant lease. Consensual deed-in-lieu of foreclosure satisfied the loan in December 2011.	—	5,781,587

Note payable in monthly installments of $25,631 including interest at 7.50% per annum; collateralized by related real estate and tenant lease. Loan released August 2011.	—	2,354,450

Note payable in monthly installments of $10,885 including interest at 6.85% per annum. Paid March 31, 2011.	—	724,734

Total	$62,854,057	$71,526,780

F-14

Agree Realty Corporation	Notes to Consolidated Financial Statements

As of December 31, 2011, the Company had four mortgaged properties that were formerly leased to Borders that serve as collateral for four non-recourse loans, which were cross-defaulted and cross-collateralized (the “Crossed Loans”). Directly or indirectly because of the Chapter 11 bankruptcy filing of Borders in February 2011, the Company was in default on the Crossed Loans as of December 31, 2011.

The Crossed Loans had an aggregate principal outstanding of approximately $9.2 million as of December 31, 2011 and were secured by the former Borders stores in Oklahoma City, Oklahoma, Columbia, Maryland, Germantown, Maryland, and one of the former Borders stores in Omaha, Nebraska. As of December 31, 2011, the net book value of the four mortgaged properties was approximately $9.1 million, and annualized base rent for the four mortgaged properties, one of which is currently occupied, was approximately $.5 million, or 1.4% of the Company’s annualized base rent as of December 31, 2011. The lender declared all four Crossed Loans in default and accelerated the Company’s obligations thereunder. As a result of the Borders liquidation program, the Company did not have sufficient cash flow from the properties to continue to pay the debt service on the Crossed Loans and elected not to pay the debt service. See Note 19 for more information on the Crossed Loans.

The Company paid off a note payable in the amount of $704,374 on March 31, 2011.

In August 2011, the Company entered into a release agreement for the mortgage loan which was formerly secured by the mortgage on the leasehold interest in the former Borders store in Lawrence, Kansas amounting to approximately $2.3 million. While the lender had a leasehold mortgage on the property, the Company owned the fee interest in the property. The underlying ground lease was in default subsequent to Borders rejecting the lease and the lender did not cure the underlying default under the ground lease. The release agreement provided for the extinguishment of all liabilities due to the lender under the loan. The gain on extinguishment of $2.4 million has been reflected during 2011.

The Company conveyed the former Borders corporate headquarters property in Ann Arbor, Michigan, which was subject to a non-recourse mortgage loan in default, to the lender pursuant to a consensual deed-in-lieu-of-foreclosure process during December 2011 that satisfied the loan of approximately $5.5 million.

Future scheduled annual maturities of mortgages payable for years ending December 31, excluding the effect of mortgage defaults, are as follows: 2012 - $4,330,982; 2013 - $26,347,514; 2014 - $3,989,270; 2015 - $4,258,108; 2016 - $4,544,535 and $19,383,648 thereafter. The weighted average interest rate at December 31, 2011 and 2010 was 6.20% and 5.63%, respectively.

F-15

Agree Realty Corporation	Notes to Consolidated Financial Statements

7.	Notes Payable

In October 2011, the Operating Partnership closed on a $85,000,000 unsecured revolving credit facility (“Credit Facility”), which is guaranteed by the Company. Subject to customary conditions, at the Company’s option, total commitments under the Credit Facility may be increased up to an aggregate of $135,000,000. The Company intends to use borrowings under the Credit Facility for general corporate purposes, including working capital, development and acquisition activities, capital expenditures, repayment of indebtedness or other corporate activities. The Credit Facility matures on October 26, 2014, and may be extended for two-one year terms to October 2016, subject to certain conditions. Borrowings under the Credit Facility bear interest at LIBOR plus a spread of 175 to 260 basis points depending on the Company’s leverage ratio. As of December 31, 2011, $56,443,898 was outstanding under the Credit Facility bearing a weighted average interest rate of 2.18%. The Credit Facility replaced the Company’s $55 million and $5 million credit facilities. The net proceeds from the Credit Facility were used to repay outstanding indebtedness under the former $55 million and $5 million credit facilities. At December 31, 2010, $25,380,254 was outstanding under the $55 million credit facility with a weighted average interest rate of 1.26%, and $3,000,000 was outstanding under the $5 million credit facility with a weighted average interest rate of 2.50%.

The Credit Facility contains customary covenants, including financial covenants regarding debt levels, total liabilities, tangible net worth, fixed charge coverage, unencumbered borrowing base properties, permitted investments etc. The Company was in compliance with the covenant terms at December 31, 2011.

8.	Dividends and Distribution Payable

On December 6, 2011, the Company declared a dividend of $.40 per share for the quarter ended December 31, 2011. The holders of limited partnership interest in the Operating Partnership (“OP Units”) were entitled to an equal distribution per OP Unit held as of December 31, 2011. The dividends and distributions payable are recorded as liabilities in the Company's consolidated balance sheet at December 31, 2011. The dividend has been reflected as a reduction of stockholders' equity and the distribution has been reflected as a reduction of the limited partners' non-controlling interest. These amounts were paid on January 3, 2012.

On December 6, 2010, the Company declared a dividend of $.51 per share for the quarter ended December 31, 2010. The holders of OP Units were entitled to an equal distribution per OP Unit held as of December 31, 2010. The dividends and distributions payable are recorded as liabilities in the Company's consolidated balance sheet at December 31, 2010. The dividend has been reflected as a reduction of stockholders' equity and the distribution has been reflected as a reduction of the limited partners’ non-controlling interest. These amounts were paid on January 4, 2011.

9.	Derivative Instruments and Hedging Activity

On January 2, 2009, the Company entered into an interest rate swap agreement for a notional amount of $24,501,280, effective on January 2, 2009 and ending on July 1, 2013. The notional amount decreases over the term to match the outstanding balance of the hedged borrowing. The Company entered into this derivative instrument to hedge against the risk of changes in future cash flows related to changes in interest rates on $24,501,280 of the total variable-rate borrowings outstanding. Under the terms of the interest rate swap agreement, the Company will receive from the counterparty interest on the notional amount based on 1.5% plus one-month LIBOR and will pay to the counterparty a fixed rate of 3.744%. This swap effectively converted $24,501,280 of variable-rate borrowings to fixed-rate borrowings beginning on January 2, 2009 and through July 1, 2013.

Companies are required to recognize all derivative instruments as either assets or liabilities at fair value on the balance sheet. The Company has designated this derivative instrument as a cash flow hedge. As such, changes in the fair value of the derivative instrument are recorded as a component of other comprehensive income (loss) for the year ended December 31, 2011 to the extent of effectiveness. The ineffective portion of the change in fair value of the derivative instrument is recognized in interest expense. For the year ended December 31, 2011, the Company has determined this derivative instrument to be an effective hedge.

The Company does not use derivative instruments for trading or other speculative purposes and it did not have any other derivative instruments or hedging activities as of December 31, 2011.

F-16

Agree Realty Corporation	Notes to Consolidated Financial Statements

10.	Income Taxes

The Company is subject to the provisions of Financial Accounting Standards Board Accounting Standard Codification 740-10 (“FASB ASC 740-10”), and has analyzed its various federal and state filing positions. The Company believes that its income tax filing positions and deductions are documented and supported. Additionally the Company believes that its accruals for tax liabilities are adequate. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to FASB ASC 740-10. The Company’s Federal income tax returns are open for examination by taxing authorities for all tax years after December 31, 2007. The Company has elected to record any related interest and penalties, if any as income tax expense on the consolidated statements of income.

For income tax purposes, the Company has certain TRS entities that have been established and in which certain real estate activities are conducted.

As of December 31, 2011, the Company has estimated a current income tax liability of approximately $128,000 and a deferred income tax liability in the amount of $705,000. As of December 31, 2010, the Company had estimated a current income tax liability of approximately $17,000 and a deferred income tax liability in the amount of $705,000. This deferred income tax balance represents the federal and state tax effect of deferring income tax in 2007 on the sale of an asset under section 1031 of the Internal Revenue Code. This transaction accrued within the TRS entities described above. During the years ended December 31, 2011, and 2010, we incurred total current federal and state tax expense of $429,000, and $284,000, respectively.

11.	Stock Incentive Plan

The Company established a stock incentive plan in 1994 (the “1994 Plan”) under which options were granted. The options, had an exercise price equal to the initial public offering price ($19.50/share), could be exercised in increments of 25% on each anniversary of the date of the grant, and expire upon employment termination. All options granted under the 1994 Plan have been exercised. In 2005, the Company’s stockholders approved the 2005 Equity Incentive Plan (the “2005 Plan”), which replaced the 1994 Plan. The 2005 Plan authorizes the issuance of a maximum of one million shares of common stock. No options were granted during 2011, 2010 or 2009.

12.	Stock Based Awards

As part of the Company's 2005 Plan, restricted common stock is granted to certain employees. As of December 31, 2011, there was $3,533,000 of total unrecognized compensation costs related to the outstanding restricted stock, which is expected to be recognized over a weighted average period of 3.32 years. The Company used 0% for both the discount factor and forfeiture rate for determining the fair value of restricted stock. The forfeiture rate was based on historical results and trends and the Company does not consider discount rates to be material.

The holder of a restricted share award is generally entitled at all times on and after the date of issuance of the restricted shares to exercise the rights of a stockholder of the Company, including the right to vote the shares and the right to receive dividends on the shares. The Company granted 105,050, 88,550 and 74,350 shares of restricted stock in 2011, 2010 and 2009, respectively to employees and sub-contractors under the 2005 Plan. The restricted shares vest over a five-year period based on continued service to the Company.

F-17

Agree Realty Corporation	Notes to Consolidated Financial Statements

Restricted share activity is summarized as follows:

		Weighted
	Shares	Average Grant
	Outstanding	Date Fair Value
Non-vested restricted shares at January 1, 2009	104,050	$30.57
Restricted shares granted	74,350	$15.59
Restricted shares vested	(37,420)	$30.46
Restricted shares forfeited	—	$—

Non-vested restricted shares at December 31, 2009	140,980	$22.70
Restricted shares granted	88,550	$23.36
Restricted shares vested	(42,070)	$25.72
Restricted shares forfeited	(20,610)	$25.06

Non-vested restricted shares at December 31, 2010	166,850	$22.00
Restricted shares granted	105,050	$22.01
Restricted shares vested	(42,830)	$22.48
Restricted shares forfeited	(12,150)	$22.22

Non-vested restricted shares at December 31, 2011	216,920	$21.74

13.	Profit-Sharing Plan

The Company has a discretionary profit-sharing plan whereby it contributes to the plan such amounts as the Board of Directors of the Company determines. The participants in the plan cannot make any contributions to the plan. Contributions to the plan are allocated to the employees based on their percentage of compensation to the total compensation of all employees for the plan year. Participants in the plan become fully vested after six years of service. No contributions were made to the plan in 2011, 2010, or 2009.

14.	Rental Income

The Company leases premises in its properties to tenants pursuant to lease agreements, which provide for terms ranging generally from five to 25 years. The majority of leases provide for additional rents based on tenants' sales volume. The weighted average remaining lease term is 11.7 years.

As of December 31, 2011, the future minimum rentals for the next five years from rental property under the terms of all non-cancellable tenant leases, assuming no new or renegotiated leases are executed for such premises, are as follows (in thousands):

For the Year Ending December 31,
2012	$32,779
2013	31,655
2014	30,165
2015	28,536
2016	25,207
Thereafter	258,136

Total	$406,478

Of these future minimum rentals, approximately 46.0% of the total is attributable to Walgreens, approximately 2.8% of the total is attributable to Kmart and approximately 11.6% is attributable to CVS. Walgreens operates in the national drugstore chain industry, Kmart’s principal business is general merchandise retailing through a chain of discount department stores and CVS is a leading pharmacy provider. The loss of any of these anchor tenants or the inability of any of them to pay rent could have an adverse effect on the Company’s business.

The Company’s properties are located primarily in the Midwestern United States and in particular Michigan. Of the Company’s 87 properties, 42 are located in Michigan.

F-18

Agree Realty Corporation	Notes to Consolidated Financial Statements

15.	Land Lease Obligations

The Company has entered into certain land lease agreements for four of its properties. Rent expense was $721,300, $476,531 and $387,300 for the years ending December 31, 2011, 2010 and 2009, respectively. As of December 31, 2011, future annual lease commitments under these agreements are as follows:

For the Year Ending December 31,
2012	$712,300
2013	712,300
2014	712,300
2015	712,300
2016	712,300
Thereafter	14,508,521

Total	$18,070,021

The Company leases its executive offices from a limited liability company controlled by its Chief Executive Officer’s children. Under the terms of the lease, which expires on December 31, 2014, the Company is required to pay an annual rental of $90,000 and is responsible for the payment of real estate taxes, insurance and maintenance expenses relating to the building.

16.	Discontinued Operations

During 2011, the Company sold two single tenant properties in January 2011 for approximately $6.5 million, and a single tenant property in December 2011 for approximately $1.5 million. In addition, the Company conveyed the former Borders corporate headquarters property in Ann Arbor, Michigan, which was subject to a non-recourse mortgage loan in default, to the lender pursuant to a consensual deed-in-lieu-of-foreclosure process during December 2011 that satisfied the loan of approximately $5.5 million. The Company also entered into a settlement agreement that provided for the termination of the ground lease on a former Borders property in Ann Arbor, Michigan, and conveyed the retail portion of the property owned by the Company to the ground lessor.

During 2010, the Company sold two single tenant properties and entered into a lease termination agreement for one property for a total of $14.2 million and recognized an aggregate net gain of $4.7 million on the three transactions. The properties were located in Santa Barbara, California, Marion Oaks, Florida and Aventura, Florida. Two of the properties were leased to Borders and one was leased to Walgreen. In addition, the Company has classified two single tenant properties that were leased to Borders and located in Tulsa, Oklahoma as held for sale as of December 31, 2010. The Company completed the sale of the two single tenant properties on January 24, 2011.

During the six months ended June 30, 2012, the Company sold three non-core properties, a vacant office property for approximately $650,000, a vacant single tenant property for $2,750,000 and a Kmart anchored shopping center in Charlevoix, Michigan for $3,500,000. In addition, the Company conveyed the four mortgaged properties, which were subject to the Crossed Loans, to the lender pursuant to a consensual deed-in-lieu-of-foreclosure process that satisfied the loans, which had an aggregate principal amount outstanding of approximately $9.2 million as of December 31, 2011. See Note 9 for more information on the Crossed Loans. The results of these properties have been reclassified and reported as discontinued operations in the consolidated statement of income for the years ended December 31, 2011, 2010 and 2009.

The results of operations for these properties are presented as discontinued operations in the Company’s Consolidated Statements of Income. Revenues for the properties were $9,922,613, $8,583,376 and $8,608,678 for the years ended December 31, 2011, 2010 and 2009, respectively. Expenses for the properties were $15,243,291, $4,909,224 and $3,129,145 for the years ended December 31, 2011, 2010 and 2009, respectively, including impairment charges of $12,150,000 and $1,980,000 for the years ended December 31, 2011 and 2010, respectively.

The Company elected to not allocate consolidated interest expense to the discontinued operations where the debt is not directly attributed to or related to the discontinued operations. Interest expense that was directly attributable to the discontinued operations was $1,313,875, $1,250,946 and $1,324,892, for the years ended December 31, 2011, 2010, and 2009, respectively, and is included in the above expense amounts.

F-19

Agree Realty Corporation	Notes to Consolidated Financial Statements

The results of income (loss) from discontinued operations allocable to non-controlling interest was $(178,289), $301,995, and $289,307 for the years ended December 31, 2011, 2010, and 2009, respectively.

17.	Interim Results (Unaudited)

The following summary represents the unaudited results of operations of the Company, expressed in thousands except per share amounts, for the periods from January 1, 2010 through December 31, 2011. Certain amounts have been reclassified to conform to the current presentation of discontinued operations:

2011

Three Months Ended

	March 31,	June 30,	September 30,	December 31,

Revenues	$8,923	$8,534	$8,270	$8,387

Net Income (Loss)	$4,700	$3,823	$(1,855)	$3,221

Earnings (Loss) Per Share – Diluted	$.47	$.38	$(.19)	$.32

2010

Three Months Ended

	March 31,	June 30,	September 30,	December 31,

Revenues	$7,546	$7,320	$7,382	$8,136

Net Income (Loss)	$9,969	$4,431	$4,541	$(3,313)

Earnings (Loss) Per Share – Diluted	$1.18	$.46	$.46	$(.33)

18.	Deferred Revenue

In July 2004, the Company’s tenant in two joint venture properties located in Ann Arbor, MI and Boynton Beach, FL repaid $13.8 million that had been contributed by the Company’s joint venture partner. As a result of this repayment the Company became the sole member of the limited liability companies holding the properties. Total assets of the two properties were approximately $13.8 million. The Company has treated the $13.8 million repayment of the capital contribution as deferred revenue and accordingly, has recognized rental income over the term of the related leases.

In September 2011, the Company’s tenant in Ann Arbor, Michigan terminated their lease. The Company recognized rental income of $5.7 million during the third quarter of 2011 related to this property, which is included in discontinued operations in the accompanying financial statements.

The remaining deferred revenue of approximately $2.4 million will be recognized over approximately 5.1 years.

19.	Subsequent Events

In January 2012, the Company granted 93,600 shares of restricted stock to employees and associates under the 2005 Plan. The restricted shares vest over a five year period based on continued service to the Company.

On January 27, 2012, the Company completed a secondary offering of 1,300,000 shares of common stock along with the sale of 195,000 shares of common stock on February 1, 2012 pursuant to the underwriters’ overallotment option. The offering raised approximately $35.1 million. The proceeds of the offering were used to pay down amounts outstanding under our credit facilities.

F-20

Agree Realty Corporation	Notes to Consolidated Financial Statements

On March 6, 2012, the Company conveyed the four mortgaged properties, which were subject to the Crossed Loans, to the lender pursuant to a consensual deed-in-lieu-of-foreclosure process that satisfied the loans, which had an aggregate principal amount outstanding of approximately $9.2 million as of December 31, 2011. See Note 6 for more information on the Crossed Loans.

On March 6, 2012, the Company declared a dividend of $.40 per share for the quarter ending March 31, 2012 for holders of record on March 30, 2012. The holders of OP Units are also entitled to an equal distribution per OP Unit held as of March 30, 2012. The amounts are to be paid on April 10, 2012.

The Company evaluates events occurring after the date of the financial statements for events requiring recording or disclosure in the financial statements.

F-21

Agree Realty Corporation
Schedule III – Real Estate and Accumulated Depreciation	December 31, 2011

Column A	Column B	Column C		Column D	Column E			Column F	Column G	Column H
										Life on Which
				Costs	Gross Amount at Which Carried					Depreciation in
		Initial Cost		Capitalized	At Close of Period				Date of	Latest Income
			Buildings and	Subsequent to		Buildings and		Accumulated	Construction	Statement is
Description	Encumbrance	Land	Improvements	Acquisition	Land	Improvements	Total	Depreciation	or Acquisition	Computed
Borman Center, MI	0	$550,000	$562,404	$1,087,596	$550,000	$1,650,000	$2,200,000	$1,494,272	1977	40 Years
Capital Plaza, KY	0	7,379	2,240,607	3,434,142	7,379	5,674,749	5,682,128	2,460,627	1978	40 Years
Charlevoix Commons, MI	0	305,000	5,152,992	111,568	305,000	5,264,560	5,569,560	2,767,422	1991	40 Years
Chippewa Commons, WI	0	1,197,150	6,367,560	492,995	1,197,150	6,860,555	8,057,705	3,567,535	1990	40 Years
Grayling Plaza, MI	0	200,000	1,778,657	0	200,000	1,778,657	1,978,657	1,233,870	1984	40 Years
Ironwood Commons, MI	0	167,500	8,181,306	360,245	167,500	8,541,551	8,709,051	4,327,337	1991	40 Years
Marshall Plaza Two, MI	0	0	4,662,230	121,044	0	4,783,274	4,783,274	2,461,325	1990	40 Years
North Lakeland Plaza, FL	0	1,641,879	6,364,379	1,995,896	1,641,879	8,360,275	10,002,154	4,473,894	1987	40 Years
Oscoda Plaza, MI	0	183,295	1,872,854	0	183,295	1,872,854	2,056,149	1,296,007	1984	40 Years
Petoskey Town Center, MI	0	875,000	8,895,289	360,154	875,000	9,255,443	10,130,443	4,743,338	1990	40 Years
Plymouth Commons, WI	0	535,460	5,667,504	282,915	535,460	5,950,419	6,485,879	3,120,894	1990	40 Years
Rapids Associates, MI	0	705,000	6,854,790	2,114,617	705,000	8,969,407	9,674,407	3,877,547	1990	40 Years
Shawano Plaza, WI	0	190,000	9,133,934	293,627	190,000	9,427,561	9,617,561	4,991,687	1990	40 Years
West Frankfort Plaza, IL	0	8,002	784,077	150,869	8,002	934,946	942,948	627,682	1982	40 Years
Omaha Store, NE	0	1,705,619	2,053,615	(664,272)	1,039,195	2,055,767	3,094,962	828,722	1995	40 Years
Wichita Store, KS	0	1,039,195	1,690,644	(48,910)	1,139,677	1,541,252	2,680,929	687,059	1995	40 Years
Monroeville, PA	0	6,332,158	2,249,724	(3,980,000)	3,153,890	1,447,992	4,601,882	834,630	1996	40 Years
Columbus, OH	0	826,000	2,336,791	(750,000)	551,000	1,861,791	2,412,791	929,847	1996	40 Years
Boynton Beach, FL	0	1,534,942	2,043,122	3,976,385	1,534,942	6,019,507	7,554,449	1,128,073	1996	40 Years
Lawrence, KS	0	981,331	3,000,000	(1,510,873)	419,791	2,050,667	2,470,458	1,132,557	1997	40 Years
Waterford, MI	1,256,125	971,009	1,562,869	135,390	971,009	1,698,259	2,669,268	593,354	1997	40 Years
Chesterfield Township, MI	1,379,233	1,350,590	1,757,830	(46,164)	1,350,590	1,711,666	3,062,256	578,269	1998	40 Years
Grand Blanc, MI	1,317,679	1,104,285	1,998,919	43,929	1,104,285	2,042,848	3,147,133	656,780	1998	40 Years
Pontiac, MI	1,263,428	1,144,190	1,808,955	(113,506)	1,144,190	1,695,449	2,839,639	563,324	1998	40 Years
Mt Pleasant Shopping Center, MI	0	907,600	8,081,968	1,005,388	907,600	9,087,356	9,994,956	3,832,084	1973	40 Years
Columbia, MD	2,153,088	1,545,509	2,093,700	(548,411)	1,211,509	1,879,289	3,090,798	745,108	1999	40 Years
Rochester, MI	2,287,188	2,438,740	2,188,050	1,949	2,438,740	2,189,999	4,628,739	684,351	1999	40 Years
Ypsilanti, MI	2,065,773	2,050,000	2,222,097	29,624	2,050,000	2,251,721	4,301,721	675,560	1999	40 Years
Germantown, MD	2,024,655	1,400,000	2,288,890	(761,000)	1,077,600	1,850,290	2,927,890	710,690	2000	40 Years
Petoskey, MI	1,436,911	0	2,332,473	(1,721)	0	2,330,752	2,330,752	680,603	2000	40 Years
Flint, MI	2,167,350	2,026,625	1,879,700	(1,201)	2,026,625	1,878,499	3,905,124	516,593	2000	40 Years
Flint, MI	1,864,903	1,477,680	2,241,293	0	1,477,680	2,241,293	3,718,973	609,348	2001	40 Years
New Baltimore, MI	1,590,988	1,250,000	2,285,781	(16,502)	1,250,000	2,269,279	3,519,279	588,769	2001	40 Years
Flint, MI	3,447,248	1,729,851	1,798,091	660	1,729,851	1,798,751	3,528,602	436,535	2002	40 Years
Oklahoma City, OK	2,605,356	1,914,859	2,057,034	(1,540,000)	1,082,487	1,349,406	2,431,893	463,743	2002	40 Years
Omaha, NE	2,390,689	1,530,000	2,237,702	(659,000)	1,266,400	1,842,302	3,108,702	524,189	2002	40 Years
Indianapolis, IN	0	180,000	1,117,617	0	180,000	1,117,617	1,297,617	261,862	2002	40 Years
Big Rapids, MI	0	1,201,675	2,014,107	(2,000)	1,201,675	2,012,107	3,213,782	440,189	2003	40 Years
Flint, MI	0	0	471,272	(201,809)	0	269,463	269,463	85,329	2003	20 Years
Canton Twp, MI	0	1,550,000	2,132,096	23,020	1,550,000	2,155,116	3,705,116	435,464	2003	40 Years
Flint, MI	3,995,296	1,537,400	1,961,674	0	1,537,400	1,961,674	3,499,074	384,245	2004	40 Years
Webster, NY	0	1,600,000	2,438,781	0	1,600,000	2,438,781	4,038,781	475,058	2004	40 Years
Albion, NY	0	1,900,000	3,037,864	0	1,900,000	3,037,864	4,937,864	541,122	2004	40 Years
Flint, MI	3,054,465	1,029,000	2,165,463	(6,666)	1,029,000	2,158,797	3,187,797	384,495	2004	40 Years
Lansing, MI	0	785,000	348,501	3,045	785,000	351,546	1,136,546	65,879	2004	40 Years
Boynton Beach, FL	0	1,569,000	2,363,524	0	1,569,000	2,363,524	3,932,524	452,023	2004	40 Years

F-22

Agree Realty Corporation
Schedule III – Real Estate and Accumulated Depreciation	December 31, 2011

Column A	Column B	Column C		Column D	Column E			Column F	Column G	Column H
										Life on Which
				Costs	Gross Amount at Which Carried					Depreciation in
		Initial Cost		Capitalized	At Close of Period				Date of	Latest Income
			Buildings and	Subsequent to		Buildings and		Accumulated	Construction	Statement is
Description	Encumbrance	Land	Improvements	Acquisition	Land	Improvements	Total	Depreciation	or Acquisition	Computed
Midland, MI	0	2,350,000	2,313,413	2,070	2,350,000	2,315,483	4,665,483	373,778	2005	40 Years
Grand Rapids, MI	3,025,078	1,450,000	2,646,591	0	1,450,000	2,646,591	4,096,591	419,045	2005	40 Years
Delta Township, MI	3,410,096	2,075,000	2,535,971	7,015	2,075,000	2,542,986	4,617,986	392,100	2005	40 Years
Roseville, MI	3,026,157	1,771,000	2,327,052	0	1,771,000	2,327,052	4,098,052	356,328	2005	40 Years
Mt Pleasant, MI	0	1,075,000	1,432,390	4,787	1,075,000	1,437,177	2,512,177	218,558	2005	40 Years
N Cape May, NJ	0	1,075,000	1,430,092	495	1,075,000	1,430,587	2,505,587	217,565	2005	40 Years
Summit Twp, MI	1,724,117	998,460	1,336,357	0	998,460	1,336,357	2,334,817	176,766	2006	40 Years
Livonia, MI	4,031,342	1,200,000	3,441,694	817,589	1,200,000	4,259,283	5,459,283	458,616	2007	40 Years
Barnesville, GA	0	932,500	2,091,514	5,490	932,500	2,097,004	3,029,504	220,593	2007	40 Years
East Lansing, MI	0	1,450,000	1,002,192	155,733	1,450,000	1,157,925	2,607,925	121,245	2007	40 Years
Plainfield, IN	0	4,549,758	0	62,884	4,612,642	0	4,612,642	0	2007	40 Years
Macomb Township, MI	4,509,280	2,621,500	3,484,212	799	2,621,500	3,485,011	6,106,511	333,963	2008	40 Years
Ypsilanti, MI	0	1,850,000	3,034,335	1,224	1,850,000	3,035,559	4,885,559	271,918	2008	40 Years
Shelby Township, MI	3,424,008	2,055,174	2,533,876	47,775	2,058,474	2,578,351	4,636,825	219,427	2008	40 Years
Silver Springs Shores, FL	0	1,975,000	2,504,112	(5,400)	1,975,000	2,498,712	4,473,712	187,539	2009	40 Years
Brighton, MI	0	1,365,000	2,802,036	6,370	1,365,000	2,808,406	4,173,406	198,796	2009	40 Years
Port St John, FL	0	2,320,860	2,402,641	880	2,320,860	2,403,521	4,724,381	160,220	2009	40 Years
Lowell, MI	0	890,000	1,930,182	10,191	890,000	1,940,373	2,830,373	109,082	2009	40 Years
Southfield, MI	0	1,200,000	125,616	2,054	1,199,990	127,680	1,327,670	7,041	2009	40 Years
Atchison, KS	0	943,750	3,021,672	0	823,170	3,142,252	3,965,422	116,327	2010	40 Years
Johnstown, OH	0	485,000	2,799,502	0	485,000	2,799,502	3,284,502	104,982	2010	40 Years
Lake in the Hills, IL	0	2,135,000	3,328,560	0	1,690,000	3,773,560	5,463,560	135,946	2010	40 Years
Concord, NC	0	7,676,305	0	0	7,676,305	0	7,676,305	0	2010	40 Years
Antioch, IL	0	1,087,884	0	0	1,087,884	0	1,087,884	0	2010	40 Years
St Augustine Shores, FL	0	1,700,000	1,973,929	(4,754)	1,700,000	1,969,175	3,669,175	55,245	2010	40 Years
Atlantic Beach, FL	0	1,650,000	1,904,357	1,262	1,650,000	1,905,619	3,555,619	55,477	2010	40 Years
Mansfield, CT	0	700,000	1,902,191	508	700,000	1,902,699	2,602,699	53,511	2010	40 Years
Spring Grove, IL	0	1,191,199	0	0	1,191,199	0	1,191,199	0	2010	40 Years
Ann Arbor, MI	0	0	3,061,507	(37,089)	0	3,024,418	3,024,418	94,744	2010	40 Years
Tallahassee, FL	0	0	1,482,462	0	0	1,482,462	1,482,462	38,606	2010	40 Years
Wilmington, NC	0	1,500,000	1,348,591	0	1,500,000	1,348,591	2,848,591	30,905	2011	40 Years
Marietta, GA	0	575,000	696,297	0	575,000	696,297	1,271,297	8,703	2011	40 Years
Baltimore, MD	0	2,610,430	0	0	2,610,430	0	2,610,430	0	2011	40 Years
Dallas, TX	0	701,320	778,905	0	701,320	778,905	1,480,225	8,114	2011	40 Years
Chandler, AZ	0	332,868	793,898	0	332,868	793,898	1,126,766	5,002	2011	40 Years
New Lenox, IL	0	1,422,488	0	0	1,422,488	0	1,422,488	0	2011	40 Years
Roseville, CA	0	2,800,000	3,695,455	0	2,800,000	3,695,455	6,495,455	30,795	2011	40 Years
Fort Walton Beach, FL	0	542,200	1,958,790	0	542,200	1,958,790	2,500,990	4,081	2011	40 Years
Leawood, KS	3,403,604	989,622	3,003,541	0	989,622	3,003,541	3,993,163	0	2011	40 Years
Salt Lake City, UT	0	0	6,810,104	0	0	6,810,104	6,810,104	35,469	2011	40 Years
Macomb Township, MI	0	0	22,982	0	0	22,982	22,982	0	2011	40 Years
Sub Total	62,854,057	115,425,241	216,735,749	6,252,906	108,592,713	229,821,183	338,413,896	68,589,778

Retail Facilities Under Development
Other	-	80,000	1,580,015	-	80,000	1,580,015	1,660,015	-	N/A	N/A
Total	$62,854,057	$115,505,241	$218,315,764	$6,252,906	$108,672,713	$231,401,198	$340,073,911	$68,589,778

F-23

Agree Realty Corporation
Notes to Schedule III	December 31, 2011

1.	Reconciliation of Real Estate Properties

The following table reconciles the Real Estate Properties from January 1, 2009 to December 31, 2011:

	2011	2010	2009

Balance at January 1	$339,492,832	$320,444,168	$311,342,882
Construction and acquisition cost	31,219,239	39,107,853	9,101,286
Impairment charge	(13,500,000)	(8,140,000)	—
Disposition of real estate	(17,138,160)	(11,919,189)	—

Balance at December 31	$340,073,911	$339,492,832	$320,444,168

2.	Reconciliation of Accumulated Depreciation

The following table reconciles the Real Estate Properties from January 1, 2009 to December 31, 2011:

	2011	2010	2009

Balance at January 1	$67,383,413	$64,076,469	$58,502,384
Current year depreciation expense	6,005,270	5,759,599	5,574,085
Disposition of real estate	(4,798,905)	(2,452,655)	—

Balance at December 31	$68,589,778	$67,383,413	$64.076,469

3.	Tax Basis of Buildings and Improvements

The aggregate cost of Building and Improvements for federal income tax purposes is approximately $15,359,000 less than the cost basis used for financial statement purposes.

F-24